Exhibit 99.2

Pinnacle Systems Announces 3Q05 Results	1

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP

(Unaudited, in thousands, except per-share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net sales	$65,237	$82,098	$212,568	$220,763

Costs and expenses:
Cost of sales	35,802	44,517	118,206	130,180
Engineering and product development	7,376	9,639	24,036	27,591
Sales, marketing, and service	18,508	21,489	55,420	61,821
General and administrative	6,705	6,032	19,984	17,567
Amortization of other intangible assets	848	869	2,544	3,883
Impairment of goodwill	—	—	1,310	5,950
Legal settlement	—	—	(3,137)	—
Transaction costs	2,752	—	2,752	—
In-process research and development	—	—	—	2,193
Restructuring costs (reversal)	(175)	320	5,597	3,640

Total costs and expenses	71,816	82,866	226,712	252,825

Operating loss	(6,579)	(768)	(14,144)	(32,062)

Interest paid on legal settlement	—	—	—	(2,050)
Interest and other income, net	368	891	1,276	1,515

Income (loss) from continuing operations before income taxes	(6,211)	123	(12,868)	(32,597)

Income tax expense	942	1,114	2,854	2,938

Loss from continuing operations	(7,153)	(991)	(15,722)	(35,535)

Income (loss) from discontinued operations, net of taxes	6,538	699	(1,683)	(7,591)

Net loss	$(615)	$(292)	$(17,405)	$(43,126)

Loss per share from continuing operations:
Basic and Diluted	$(0.10)	$(0.01)	$(0.23)	$(0.53)

Income (loss) per share from discontinued operations:
Basic and Diluted	$0.09	$0.01	$(0.02)	$(0.11)

Net loss per share:
Basic and Diluted	$(0.01)	$(0.00)	$(0.25)	$(0.65)

Shares used to compute net loss per share:
Basic and Diluted	69,942	68,108	69,498	66,526

Pinnacle Systems Announces 3Q05 Results	2

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2005	June 30, 2004
Assets

Current assets:
Cash and cash equivalents	$118,922	$59,059
Marketable securities	14,507	10,955
Accounts receivable, net	30,876	37,941
Inventories	27,876	45,762
Prepaid expenses and other current assets	5,673	8,366
Current assets of discontinued operations	—	10,429

Total current assets	197,854	172,512

Restricted cash	—	16,850
Property and equipment, net	12,945	15,641
Goodwill	43,440	42,874
Other intangible assets, net	6,324	8,840
Other assets	7,433	7,283
Long-term assets of discontinued operations	—	39,945

	$267,996	$303,945

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$13,877	$17,776
Accrued and other liabilities	38,072	55,748
Deferred revenue	13,736	12,497
Current liabilities of discontinued operations	—	5,164

Total current liabilities	65,685	91,185

Long-term liabilities of discontinued operations	—	2,078

Total liabilities	65,685	93,263

Shareholders’ equity:
Common stock	380,835	375,550
Accumulated deficit	(186,892)	(169,487)
Accumulated other comprehensive income	8,368	4,619

Total shareholders’ equity	202,311	210,682

	$267,996	$303,945